Exhibit T3A-71

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:14 AM 01/16/2018
FILED 08:14 AM 01/16/2018
SR 20180260003 - File Number 6711081

State of Delaware

Limited Liability Company

Certificate Of Formation

First: The name of the limited liability company is WIHBV LLC.

Second: The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of WIHBV LLC this 15th day of January 2018.

By:	/s/ Charity R. Kohl
Charity R. Kohl
Authorized Person